Exhibit 99.1

3003 Tasman Drive Santa Clara, CA 95054

For immediate release	Contacts:
February 13, 2007	Lisa Bertolet	Meghan O’Leary
	Investor Relations	Public Relations
	(408) 654-7282	(408) 654-6364

Nasdaq: SIVB

SVB FINANCIAL GROUP ANNOUNCES INVESTOR AND ANALYST DAY,
FEBRUARY 15, 2007 IN NEW YORK CITY

SANTA CLARA, CALIF. — February 13, 2007 — SVB Financial Group (Nasdaq:SIVB) today announced it will host a day of management presentations and Q&A for investors and financial analysts on Thursday, February 15, 2007, from 11:30 a.m. to 4:00 p.m. Eastern time in New York City.

Presentations: Management presentations will be given by Kenneth Wilcox, Chief Executive Officer; Jack Jenkins-Stark, Chief Financial Officer; Greg Becker, Chief Operating Officer, Commercial Banking; Dave Jones, Chief Credit Officer; and Mark MacLennan, President, SVB Capital.

Webcast:  In order to provide equal access to the information provided during this event to all shareholders and analysts, SVB Financial Group will air a simultaneous webcast of the event for investors who are unable to attend in person.  The webcast will be available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=72531&eventID=1472226, and will be archived for 90 days following the event.  The event webcast may also be accessed at www.svb.com in the Investor Relations section of the Web site, and will be archived there for 12 months.

AGENDA

SVB FINANCIAL GROUP INVESTOR AND ANALYST DAY

FEBRUARY 15, 2007, NEW YORK CITY

11:00 A.M.	Registration Opens

11:30 A.M.	MEETING AND WEBCAST BEGIN

11:30 — 11:45 A.M.	Welcome and opening remarks
— Jack Jenkins-Stark, Chief Financial Officer

11:40 A.M. — 12:20 P.M.	Lunch

12:20 — 12:50 P.M.	Greg Becker, Chief Operating Officer, Commercial Banking

12:50 — 1:10 P.M.	Dave Jones, Chief Credit Officer

1:10 — 1:30 P.M.	Q&A

1:30 — 1:55 P.M.	Break

1:55 — 2:15 P.M.	Mark MacLennan, President, SVB Capital

2:15 — 2:45 P.M.	Jack Jenkins Stark, Chief Financial Officer

2:45 — 3:00	Q&A

3:00 — 3:20 P.M.	Ken Wilcox, Chief Executive Officer

3:20 — 3:30 P.M.	Q&A

3:30 P.M.	MEETING AND WEBCAST CONCLUDE

About SVB Financial Group
For more than 20 years, SVB Financial Group, the parent company of SVB Silicon Valley Bank, has been dedicated to helping entrepreneurs succeed. SVB Financial Group is a financial holding company that serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Offering diversified financial services through SVB Silicon Valley Bank, SVB Alliant, SVB Analytics, SVB Capital, SVB Global and SVB Private Client Services, SVB Financial Group provides clients with commercial, investment, international and private banking services. The company also offers funds management, broker-dealer transactions, asset management and a full range of services for private equity companies, as well as the added value of its knowledge and networks worldwide. Headquartered in Santa Clara, Calif., SVB Financial Group operates through 27 offices in the U.S. and three internationally. More information on the company can be found at www.svb.com.

Disclaimer:
SVB Silicon Valley Bank refers to Silicon Valley Bank, the California bank subsidiary and the commercial banking operation of SVB Financial Group. Banking services are provided by Silicon Valley Bank, a member of the FDIC and the Federal Reserve. SVB Private Client Services is a division of Silicon Valley Bank. SVB Financial Group is also a member of the Federal Reserve.